EXECUTION VERSION

SHARED SERVICES AGREEMENT BY AND BETWEEN
ALICO, INC. AND
TRAFELET BROKAW CAPITAL MANAGEMENT, L.P.

June 1, 2015

THIS SHARED SERVICES AGREEMENT (this "Agreement ") is made and entered into as of this 1st day of June, 2015 by and between ALICO , INC., a corporation organized under the laws of the State of Florida (on behalf of itself and its affiliates and subsidiaries, hereinafter jointly referred to as "Purchaser "), and TRAFELET BROKAW CAPITAL MANAGEMENT , L.P., a limited liability partnership organized under the laws of the State of Delaware ("Supplier").

RECITALS

WHEREAS, Purchaser requires certain functions and administrative services in New York City, including in connection with Purchaser 's office of the Chairman, Chief Financial Officer and certain Board and other meetings;

WHEREAS, Purchaser has requested that Supplier provide such Services (as hereinafter defined) on an at-cost basis;

WHEREAS , the intent and purpose of this Agreement is that Purchaser shall at all times obtain the Services at a cost equal to or less than Purchaser would be able to obtain equivalent services on an arm's-length basis from a third party; and

WHEREAS, because Supplier is controlled by affiliates of Purchaser, the transactions contemplated herein have been approved by the Audit Committee of the Board of Directors of Purchaser (the "Audit Committee").

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, the parties agree as follows:

ARTICLE I
SERVICES PROVIDED

1.Description of Services. Subject to all the terms and conditions hereof , during the term of this Agreement , Supplier shall provide or cause to be provided to Purchaser and its subsidiaries the following functional categories of services:

(a)
Shared Office Services. Supplier shall provide Purchaser with, and Purchaser shall purchase from Supplier, a license to use and occupy a portion of Supplier's office space located at 410 Park Avenue, 17th Floor (or such other space as is mutually agreed by the parties hereto, the "Shared Office") (the "Shared Office Services''.);

(b)
Administrative Support. Supplier shall provide Purchaser with, and Purchaser shall purchase from Supplier, such other services as are attendant to the Shared Office Services, including reception, secretarial services and related facilities services, as requested by Purchaser.

The above described services and products are referred to hereinafter, collectively, as the "Services."

2.Warranty Disclaimer. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, SUPPLIER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES IMPLIED BY LAW OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE , REGARDING THIS AGREEMENT, THE PERFORMANCE OF THE SERVICES CONTEMPLATED BY THIS AGREEMENT OR ANY TANGIBLE PROPERTY DELIVERED BY SUPPLIER PURSUANT TO THIS AGREEMENT.

3.Limitation of Liability. Subject to Section 1.2, neither party shall be liable to the other or to any other person or entity for (a) any damages of any kind or nature (including compensatory damages) arising out of any act or omission of a party or any person or entity acting on behalf of a party attributable to or arising in connection with the Services, whether negligent or otherwise, except for such damages attributable to a party 's fraud, bad faith, gross negligence or willful misconduct or (b) any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such liability with respect to a third-party claim).

4.Information. The Purchaser shall make available to Supplier any and all information which Supplier shall reasonably deem necessary in order to perform the Services hereunder.

ARTICLE II COMPENSATION

1.Fees.

(a)General Shared Service Fees. In consideration of the Services, during the Initial Term of this Agreement , Purchaser will pay Supplier an amount equal to Supplier's actual costs of providing the Services as a base shared services fee. Such base shared services fee shall include internal allocations, as determined by Supplier in consultation with Purchaser , and a prorated portion of any rent, utilities, telecommunications , phone, information technology infrastructure and support, leasehold improvements, property taxes, office supplies and similar payments actually paid by Supplier in respect of the Shared Office determined by multiplying the amounts paid by Supplier by the percentage of the Shared Office used by Purchaser. For example, if Supplier in consultation with Purchaser allocates 30% of all head-count in any specific department to Purchaser in any year, and the total cost to Supplier for such department is $100,000 in such year, then the Purchaser will be invoiced $30,000 for the related services in such year. All such expenses and payments shall be fully supported with reasonable documentation and copies of all such documentation shall be provided to Purchaser upon Purchaser's reasonable request to the extent required to support such expenses and payments.

(b)On or before December 1 of each year of the Term of this Agreement, Supplier and Purchaser shall jointly agree on an estimate of Supplier's fees for each functional category of Service set forth in Section 1.1(b) to be provided pursuant this Agreement for Purchaser 's next fiscal year; provided , that to the extent such fees cannot be determined, as to such unknown fees, Supplier shall set out the basis on which they shall be charged . It is understood and agreed that all fees charged to Purchaser for any particular month shall be no greater than Supplier's actual costs of providing such Services during such month, as determined pursuant to Section 2.1(a). Attached as Annex A is an estimate of such costs, on a monthly basis, during the period beginning on June 1 and ending on December 31, 2015 .

2.Invoice and Payment Procedures. Purchaser shall pay Supplier all fees described herein for Services hereunder by means of wire transfer of immediately available funds transfer from Purchaser 's account to Supplier's designated account. Supplier shall provide Purchaser with a written invoice of charges for such fees and out-of-pocket and pre-paid expenses (unless such expenses are already included in the relevant fees) on a monthly basis. Purchaser shall pay each such invoice within thirty (30) days of receipt. In the event of any dispute between Supplier and Purchaser over the amounts due for Services rendered, such disputed amounts shall, upon resolution of the dispute, be credited to or debited from

Purchaser 's account against future payments for Services or paid in cash after termination of this Agreement.

3.Purchaser Audit Rights. As reasonably requested by Purchaser (not to exceed once per year) and at Purchaser 's sole expense, Purchaser or its independent auditor may reasonably audit Supplier's charges or performance under this Agreement. Purchaser will coordinate any such audits with Supplier and comply with Supplier's reasonable policies and procedures regarding access to and use of confidential information.

4.Certification to Audit Committee. Once each year during the Term of this Agreement, Purchaser 's management shall certify to the Audit Committee that the Services are being provided by Supplier at cost. Supplier shall reasonably cooperate with and provide information, upon Purchaser's reasonable request, to assist Purchaser 's management in making such certification .

ARTICLE III
TERM AND TERMINATION

1.Term. This Agreement shall take effect retroactive from January 1, 2015 and will continue in force for an initial period of one (1) year from June 1, 2015 ("Initial Term"), subject to earlier termination as provided in Section 3.2 hereof, and thereafter , this Agreement will be automatically renewed for additional periods of one (1) year each ("Additional Term(s)").

2.Termination . This Agreement or an entire functional category of Services may be terminated in accordance with the following provisions (Purchaser will have no right to terminate any Services within a specific functional category of Services):

(a)Either party hereto may terminate this Agreement at any time upon the occurrence of an event of bankruptcy with respect to the other party;

(b)Either party may terminate this Agreement , or a particular functional category of Services by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and has failed to cure such breach within ninety (90) calendar days of receipt of written notice thereof from the other party ; provided , that, to the extent such material breach relates to a specific Service or specific Services, this Agreement may only be terminated with respect to such Service or Services;

(c)This Agreement , any Service or functional category of Services may be terminated by the mutual written consent of the parties, which mutual consent may terminate this Agreement in its entirety or terminate this Agreement in part by terminating a specific functional category of Services; or

(d)Purchaser may terminate any or all of the functional categories of Services, described in Section 1.1(b), and only such services, on written notice to Supplier. The Section 1.1(b) Services that are the subject of such notice shall be terminated as of the last day of the calendar month in which notice is given; provided , that if notice is given after the fifteenth (15th) day of a calendar month, the Service shall terminate on the last day of the calendar month following the month in which notice is given. In the event such termination would result in a breach by Supplier of a third party obligation, the parties agree to use commercially reasonable efforts to resolve or prevent the breach in a manner which will allow the Purchaser to proceed with termination of the Service.

3.Rights and Obligations on Termination. In the event of termination of this Agreement or a particular functional category of Services for any reason, the parties will have the following rights and obligations:

(a)Termination will not release either party from the obligation to make payment of all amounts then or thereafter due and owing for Services already provided; and

(b)The obligations hereunder which by their terms or clear intent extend beyond termination of this Agreement shall survive termination of this Agreement.

ARTICLE IV RELATIONSHIP

4.1 General. Nothing contained in this Agreement shall be construed to give either party the power to direct or control the day-to-day activities of the other party, nor to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations under this Agreement, Supplier will be acting as an independent contractor.

ARTICLE V MISCELLANEOUS

5.1    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or five (5) days after being mailed by certified or registered mail, return receipt requested , with appropriate postage prepaid, or when received in the form of a facsimile or email transmission and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

As to Supplier:    Trafelet Brokaw Capital Management, L.P.
410 Park Avenue, 17th Floor New York, NY 10022
Attention:
Remy Trafelet
Fax No: 212-201-7801

As to Purchaser    Alico, Inc.
10070 Daniels Interstate Court, Suite 100 Fort Myers, FL 33913
Attention:
Clayton G. Wilson
Fax No: 239-226 -2004

5.2    Entire Agreement; Amendments; Assignment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument duly executed by the parties hereto. Neither party shall voluntarily or involuntarily assign its rights or obligations under this Agreement without the prior written approval of the other party. Any such prohibited assignment will be null and void.

5.3    Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, and each such counterpart will be deemed an original hereof, but all such counterparts together will constitute one and the same instrument.

5.4    Waiver. No failure or delay by either party to take any action or assert any right or remedy hereunder or to enforce strict compliance with any provision hereof will be deemed to be a waiver of, or estopped with respect to, such right, remedy or noncompliance in the event of the continuation or repetition of the circumstances giving rise to such right, remedy or noncompliance. No waiver will be effective unless given in a duly executed written instrument.

5.5    Severability. In the event that any of the terms or provisions of this Agreement are in conflict with any rule of law or statutory provision or otherwise unenforceable under the laws or regulations of any government or subdivision thereof having jurisdiction over this agreement , such terms or provisions will be deemed stricken from this Agreement to the extent necessary to avoid such conflict, but such invalidity or unenforceability will not invalidate any of the other terms or provisions of this agreement and the remainder of such terms or provisions and the remainder of this Agreement will continue in full force and effect, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

5.6    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement express or implied shall give or be construed to give to any Person, other than the Parties and their permitted successors and assigns, any legal or equitable rights hereunder , whether as third-party beneficiaries or otherwise.

5.7    Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, United States of America, without regard to its principles of conflicts of law (except to the extent that the internal affairs doctrine or other requirements of statute or case law requires the application of the laws of the country or jurisdiction of organization of any entity).

IN W ITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives effective as of the date first above written.

ALICO INC.                    TRAFELET BROKAW CAPITAL MANAGEMENT, L.P.

By:    /s/ Clayton G. Wilson                    By:    /s/ Andrew Loggia

Its:    Chief Executive Officer                    Its:    Chief Financial Officer

Annex A

2015 OFFICE COSTS FOR TRAFELET BROKAW BASED ON SQUARE FOOTAGE USAGE
Office Costs	Monthly Cost	Total Annual Cost
Rent and Electricity	35,806	429,672
Amortized Improvements	5,137	61,640
Commercial Rent Tax	1,396	16,757
Technology and Support	4,500	54,000
Supplies and Miscellaneous	2,790	33,480
Letter of Credit	1,250	15,000
Total Monthly Office Cost	50,879	610,549
Square feet of office	6,072	6,072
Cost per Sq foot	8.38	100.55
ALICO ALLOCATION FOR SHARED SERVICES
Square Footage Allocation	2,429
Total Monthly Office Cost	20,352
Staff Support
50% Ad min cost (l00K/yr)	8,333
Receptionist	0
Analyst	4,167
Total Per Month Alico	32,852
Total For Quarter Alico	98,555